CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information constituting the Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A (the "Registration Statement") of The Japan Fund, Inc., of our report dated February 11, 2000, on the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to the Shareholders of The Japan Fund, Inc., which are also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Independent Accountants and Reports to Shareholders" in the Statements of Additional Information.





/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
May 1, 2000